EXHIBIT 10.02

May 16, 2007

David Rosenthal
3921 S. Clermont Street
Cherry Hills Village, CO 80113

Dear David,

On behalf of SANZ and its affiliates, I am pleased to extend to you an offer to join SANZ Inc. You will hold the position of Senior Vice President until June 21, 2007 at which time you will formally move to the position of Chief Financial Officer, reporting to Todd Oseth, President and Chief Executive Officer.

Your employment with SANZ will be as an at-will employee. The following sets forth your compensation package while employed by SANZ. This compensation package does not create a contract of employment between you and SANZ.

•	The effective date of your employment will be on or before June 1, 2007.

•	Your semi-monthly salary will be $9,375.00.

•
You will be eligible for a 30% bonus based on achieving targets set by the board of directors. You will also be eligible for an additional 30% opportunity if stretch targets, set by the board of directors, are met. Bonus amounts are based on annual earnings.

•	You will be eligible to participate in the executive equity program which is currently being established.

•	In the event of termination due to a change of control or without cause, you will receive four months severance.

You will become eligible for the following insurance options effective June 1, 2007.

•
United Healthcare will provide Health Insurance coverage for you and your eligible dependents. This plan allows premiums to be paid through payroll deductions before social security tax, federal income tax, and state income tax is calculated.

•
Dental insurance coverage for you and your eligible dependents will be provided by Aetna. This plan allows premiums to be paid through payroll deductions before social security tax, federal income tax, and state income tax is calculated.

•	Section 125 Cafeteria Plan (Flexible Spending Account) which allows you to exempt qualified expenses from tax withholding through payroll deduction.

•
Both Life and Accidental Death & Dismemberment insurance are provided equal to one times your annual salary up to a maximum of $50,000 at no cost to you. You may purchase additional coverage at your own expense.

•
Long-Term Disability insurance in the amount of 60% of your base salary in the event you are unable to work due to a disability that lasts longer than 90 days. You have the option of purchasing a short-term disability policy at your expense.

EXHIBIT 10.02

•
You will be eligible to participate in the SANZ 401(k) Employee Savings Trust (401(k) Plan) the month following three months of continuous employment. This is a plan that allows you to contribute up to 100% of your pre-tax pay to your 401(k) account up to the maximum amount permitted by the IRS ($15,500 for 2007).

Please indicate your acceptance by signing below and faxing all pages to me at 303-297-9654, Additionally, please complete and sign the enclosed Employee Non-disclosure and Non-solicitation agreement and return in the enclosed FedEx envelope. You will need to mail this package on the date that is listed on the label, or revise that date if necessary, keeping in mind that we would like to receive the forms as soon as possible.

You will find enclosed the forms necessary to schedule and take a mandatory drug test. Please locate the facility that is most convenient for you and make an appointment as soon as possible. You will need to take either the Quest or Lab Corp paperwork with you, depending on which lab you choose. Discard the other lab form.

David, we are very excited about you joining the SANZ team, and are confident that you will make a substantial contribution to our future success. Should you have any questions or comments related to this or any other matter, please do not hesitate to contact me at 303-495-6351.

Sincerely,

/s/ Fay Craig

Fay Craig
Manager, Human Resources

Enclosure:
Non-Disclosure/Non-Solicitation Agreement

I, David Rosenthal understand that by accepting with Sanz Inc., this   18th day of May 2007, that I am an employee at-will, and may resign or be terminated for any reason or for no reason, with or without cause, and that I have not been offered a contract of permanent employment. I further understand that the compensation package as set forth above continues only while I remain an at-will employee of SANZ.

/s/ David Rosenthal	May 18, 2007
David Rosenthal	Date